QUESTIONS AND ANSWERS ABOUT PROXY SOLICITATIONS
Q: WHAT IS A PROXY?
A: The proxy card facilitates voting on important proposals for your fund. By signing the proxy card, you authorize a proxy agent to vote your shares at the shareholder meeting. Your ballot will be cast exactly as specified on your proxy card. By mailing in your proxy card, you can ensure that your vote is counted without having to attend the shareholder meeting. The proxy card can be revoked at any time prior to its use by written notification received by the trust, by the execution of a later-dated proxy card, or by attending the Meeting and voting in person.
Q: WHY IS IT IMPORTANT TO VOTE?
A: As a shareholder, you have the right to vote. Voting is your opportunity to voice your opinion on important issues that affect your fund. These issues may include electing a Board of Trustees and approving changes in your funds' management contract or investment policies.
Q: I DON'T OWN MANY SHARES.  SHOULD I VOTE?
A: Your vote is extremely important, no matter how large or small your holdings may be.
Q: I HOLD MY SHARES IN A RETIREMENT PLAN.  AM I ELIGIBLE TO VOTE?
A: As a shareholder through a retirement plan, you are eligible to vote. Examples of retirement plans that you may participate in include 401(k), 403(b), 457 or similar plans. In addition, you are eligible to vote if you have IRA, Rollover IRA, SEP-IRA, or Keogh accounts. You may also vote if your shares are held in retirement plans through brokerage, trust or other types of accounts.
Q: HOW MANY VOTES ARE NEEDED FOR APPROVAL?
A: To pass many fund proposals at a shareholder meeting, we must have the approval of the majority of outstanding voting securities. That means we need votes from more than 50 percent of the total voting securities (known as "quorum"); and of those votes, at least 67 percent must be affirmative.
Q: WHAT HAPPENS IF A QUORUM ISN'T REACHED?
A: If we do not receive quorum on a proposal, we must take further action to secure one. We may either send you additional mailings or have our proxy solicitor call you. This is a costly process. Therefore, we encourage shareholders to vote as soon as they review the proxy materials to avoid additional mailings or telephone calls.
Q: HOW DO I SIGN THE PROXY CARD?
A: For individual accounts, shareholders should sign exactly as their names appear on the account registration shown on the card. For joint accounts, either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration. For all other accounts, the person signing must indicate the capacity in which he or she is signing. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."
Q: HOW DO YOU RECOMMEND I VOTE?
A: We cannot recommend how you should vote. However, each fund's Board of Trustees only recommends proposals that it has reviewed and believes to be in the best interest of the fund's shareholders.
Q: I DID NOT RECEIVE MY PROXY CARD. HOW CAN I GET ANOTHER?
A: Just call a Fidelity Representative at 1-800-843-3001 We will have our proxy tabulator mail a proxy kit out to you right away.
Q. WHERE CAN I GET A DESCRIPTION OF EACH PROPOSAL?
A. Each proposal is described in detail in the Proxy Statement. In addition, the proxy kit contains a Q&A that briefly describes some of the major proposals.
Q. WHO CAN ASSIST ME ON DIFFICULT QUESTIONS CONCERNING THE PROXY?
A. If you have any questions, please call a Fidelity Representative at 1-800-843-3001. We will be happy to assist you in understanding the proposals.